 All references in this Annual Report and attached audited financial statements are to Canadian Dollars, unless otherwise indicated.

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS

SUMMARY OF HIGHLIGHTS

FUTURE PLANS

COMPANY OVERVIEW
   OUR VISION
   OUR GUIDING PRINCIPLE
   THE BUSINESS MODEL OF WSi

CORPORATE HISTORY

CORE BUSINESS DIVISIONS - 100% OWNED BY WSi
   Western Shores
   TargetPacks
   MediaNet Solutions

INTERNET BUSINESS DEVELOPMENT
    Strategic Relationship with IBM

BUSINESSES IN DEVELOPMENT

EARLY STAGE DEVELOPMENT PROJECTS

INVESTMENTS IN BUSINESSES NOT MANAGED BY WSi

DIRECTORS

OFFICERS

MANAGEMENT'S DISCUSSION AND ANALYSIS

FINANCIAL STATEMENTS
   MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
   AUDITORS' REPORT
   CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
   CONSOLIDATED BALANCE SHEETS
   CONSOLIDATED STATEMENTS OF CASH FLOWS
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

This annual report may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect WSi Interactive Corporation's clients. Actual results and developments may therefore differ materially from those described in this annual report.

"WSi is focused on profitability and anticipates that the Company will become profitable by the end of the 2001 fiscal year through strong revenue growth and judicious expense management"

LETTER TO SHAREHOLDERS

On behalf of the Board of Directors, I am very pleased to present the Annual Report for the fiscal year ending June 30, 2000.

In July, 1999, the Company changed its name from "JSS Resources Inc." to "WSi Interactive Corporation" and completed a change of business by acquiring all of the shares and assets of WSi Management Group which now comprise the core business of the Company.

The Company's business consists of three operating segments: (1) integrated marketing (2) web services and (3) investments and e-businesss development. Our first year under the new company structure has been extremely active; we achieved rapid growth and gained a wealth of valuable experience. Aggressive goals were set and I am very pleased with our achievements. By identifying and investing in strategically complementary businesses, we have been able to lever our core strengths to build a strong network of businesses.

Over the past year, WSi has expanded its team to build a strong management group, an active Board of Directors and a talented pool of employees. We have focused on attracting people with creative and technological excellence as well as marketing proficiency and experience.

The Company's revenue for the year ended June 30, 2000 totaled $6,007,375, meeting its target for the year. The net loss for the year was $1,810,783 of which $702,125 was amortization of capital assets. The loss before amortization was $1,108,658. Assets grew to $9,160,200 by June 30, 2000.

Most importantly, this was a year of evolution for WSi. We adhered to our business model and achieved many successes. Due to our rapid growth we met with some challenges that taught us valuable lessons. As a result, we ended our first year stronger, more disciplined and sharply focused on our vision.

From the very beginning it has been apparent that our business model and our organizational structure are well suited to meet our objectives. The number of business opportunities presented to us has been steadily increasing. As our reputation has grown, we have seen opportunities of greater scope and caliber. Alliances with other companies including IBM Canada Inc. have assisted our development in this area.

While growth is a key part of our business plan, we have learned to be very strategic in the selection of opportunities and stringent in our due diligence. We are focusing on reviewing opportunities which are complementary to our existing business and have excellent potential for near term profitability.

We have worked to streamline the organization in order to improve communication, increase efficiency and reduce expenses. Currently WSi has a work-force of approximately 65 people with valuable collective experience, who are committed to our success.

I believe that one of our greatest achievements has been to earn the trust and loyalty of our shareholders, who, despite our initial challenges and the vagaries of the market, have continued to support the Company. In the process of fine-tuning our organization, the importance of clear and consistent communications with all stakeholders has become paramount. Steps are ongoing to ensure that this is achieved.

Looking to the future, WSi is in a strong position to take advantage of the growth of the Internet in both content and infrastructure opportunities. Our focus will be to identify opportunities for acquisition, consolidation and acceleration of Internet centric businesses which are complementary to our core competencies.

As WSi takes the necessary steps to grow into the future, it does so with a continued commitment to its plan and a clarity of purpose that is greatly enhanced by the experience of this past year. I am very excited about WSi's future and hope that we will continue to earn your support in our endeavors. We firmly believe that the simple maxims of commitment, discipline and focus will ensure our success.

Sincerely,
Theo Sanidas,
President & CEO. WSi Interactive Corporation

SUMMARY OF HIGHLIGHTS (to October 10, 2000)

  completed a merger with WSi Management Group
  increased asset base to $9,160,200 as at June 30, 2000
  formed a strategic relationship with IBM Canada Ltd.
  commenced development and investment in 11 Internet based businesses, both wholly owned divisions and partnerships (including AlphaStream Wireless Inc., eReservation System Inc., iaNett.com Internet Technologies Ltd., RG Diamond Inc. and others)
  made a significant investment in building WSi's Internet Service Provider (ISP) capacity by completing a Data Center and developing video streaming capabilities started a full-services media streaming solutions company, DNSMedia.com, Inc based in Los Angeles increased Web development and programming capabilities
  increased sales and marketing group

FUTURE PLANS

  WSi is focusing on achieving profitability by the end of fiscal 2001 seek additional financing to strengthen WSi's core divisions which may include forming partnerships with other companies develop new business opportunities by providing products and services to Internet-related clients accelerate the Internet business development division
  increase sales of integrated marketing campaigns which utilize WSi's core competencies continue to develop proprietary Internet businesses for niche markets seek further opportunities in broadband, wireless technology and video streaming capabilities

Company Overview
   "We have been focusing on both content and infrastructure opportunities."

WSi generates revenue by marketing and selling products and services based on its core competencies of integrated marketing, web and business development services and by investing in content and infrastructure of Internet businesses. The three divisions that represent the core of WSi are Western Shores (direct marketing), TargetPacks (Internet marketing), and MediaNet Solutions (web development and hosting services). All three are complementary and provide total solutions to a wide variety of client objectives. WSi also generates revenue from new businesses by providing development support based on those same core competencies.

As Internet services expand to include live casting and other streaming media, WSi intends to be at the forefront of this technology by establishing strategic partnerships with high-speed transmission networks.

The shares of WSi Interactive Corporation are listed on the Canadian Venture Exchange (CDNX) as a Tier 1 company and on the third segment "Freiverkehr" of the Frankfurt Stock Exchange in Germany. WSi's shares are also listed on the OTC Bulletin Board in the United States.

WSi currently has approximately 65 personnel.

OUR VISION

WSi will be recognized as the best total Internet business development partner. WSi will strive to be the leading resource for top quality business, marketing and technological expertise, people and venture capital, to Internet centric companies.

OUR GUIDING PRINCIPLE

In everything we do, we exist to profitably accelerate the success of Internet centric businesses. We measure our success by how well our partners ultimately perform in their markets.

THE BUSINESS MODEL OF WSI
The Company has three separate operating segments:

Integrated marketing - provides conventional and on line direct marketing services. Includes Western Shores and TargetPacks divisions.

Web services - provides high-end web development and advanced hosting services. Includes MediaNet Solutions and DNSMedia.

Investment - includes business development and corporate services.

Percentage of WSi Revenues by Segment (based on total revenues of $6,007,375 for fiscal year ended June 30, 2000)

CORPORATE HISTORY

On June 30, 1999, the Canadian Venture Exchange (CDNX) approved the acquisition by JSS Resources Inc., a CDNX listed company, of all of the outstanding shares of WSi Management Group Inc. ("WSi Group"), a private company founded by Theo Sanidas. JSS Resources Inc. subsequently changed its name to WSi Interactive Corporation.

In March 2000, WSi Interactive Corporation simplified its corporate structure by officially winding up the WSi Group and its three subsidiary companies. However, the original WSi Group of companies continue as the core divisions of WSi.

CORE BUSINESS DIVISIONS - 100% OWNED BY WSi

Western Shores

As the direct marketing arm of WSi, this division creates revenue through the sale of a full range of direct and database marketing programs. These include: direct mail campaigns, geodemographic profiling, database design and management, graphic design, print, media buying, and other services. Similar to an advertising agency but wider in scope and capability, Western Shores is able to provide integrated campaigns that utilize all media or individual marketing services depending on the needs of the client.

Western Shores has been in business for ten years and represents a key core competency of WSi, providing solid revenue and, most importantly, marketing expertise, which is leveraged by all other WSi businesses.

Western Shores' business plan calls for an increase of revenue which will be achieved through the activities of a growing sales force and improved operational efficiencies. It is anticipated that additional revenue will be earned from activities related to the development of new Internet related marketing clients.

TargetPacks.com

This is a permission-based Internet marketing division which levers WSi's direct marketing expertise specifically in the Internet arena.

TargetPacks provides opt-in email marketing programs for advertisers, either in conjunction with other advertisers in interest-specific "packs," or as a solo program. Consumers may also take advantage of the website by subscribing to a topic-specific newsletter mailing lists. Customers can rent opt-in lists, advertise in newsletters, and/or have TargetPacks manage and rent their proprietary lists. The major asset of the business will be the accumulation of proprietary opt-in names.

TargetPacks has recently acquired a license for a list management software at a cost of US $120,000 which serves as an added-value feature to opt-in email campaigns. This software package integrates a relational database into an advanced e-mail list server which will allow TargetPacks to create customized e-mail marketing campaigns. In addition, TargetPacks will become the aggregator and marketing arm for the subscriber lists of all other WSi Internet divisions.

TargetPacks anticipates that an increase in the next fiscal year's revenue will be realized through escalated sales of integrated marketing campaigns that take advantage of TargetPacks' Internet expertise combined with the experience of WSi's direct marketing division. A growing database of proprietary opt-in names will expand the asset base of TargetPacks and simultaneously increase the profit margins for each campaign.

MediaNet Solutions

MediaNet Solutions offers comprehensive web development solutions to clients who need an effective presence on the World Wide Web, and also to those clients who want to enhance and maximize their current site. This division offers a full range of design and content development services, as well as back-end programming.

MediaNet Solutions has access to a powerful data center/ISP capable of handling 750 million hits per day and 9,000 simultaneous on-demand video streams. The data center delivers state-of-the-art reliability, security and scalability to meet the escalating demands of e-business activities. The facility will be used specifically for internet technologies, hosting applications, data warehousing and streaming video technologies. MediaNet Solutions is on the leading edge of "convergence" Internet applications, specifically Internet broadcasting and telephony.

INTERNET BUSINESS DEVELOPMENT

In addition to providing marketing, web site development and hosting services, WSi has an innovative Internet business development division. WSi focuses on start-up or early-stage companies where significant value can be added to the investment through WSi's experience in providing complete Internet business development and marketing solutions.

This division of WSi operates under the website "Shellco.com" which provides resources for private companies interested in going public and/or seeking business acquisitions. The website is also a marketing tool for WSi's Internet business development segment.

As a developer of Internet companies, WSi receives a constant flow of business plans and investment opportunities. WSi evaluates these proposals by conducting a stringent due diligence review of both the business and its management team. All proposed investments are subject to the review and approval of WSi's Board of Directors. Once a partner company has been successfully established, WSi may elect to assist the business to enter the public markets with WSi retaining a significant share equity position.

Rather than taking over a selected business in its entirely, WSi acquires a share equity position in the partner company by providing a combination of business development services and/or funding. Payment for WSi's development services is usually in the form of cash. WSi may also be compensated by receiving equity in the partner business in addition to any cash payments. This model increases WSi's revenues and investments while strengthening its infrastructure to include management personnel of the partner companies. Each partner business is managed as a separate profit and loss centre with its own management team.

Strategic Relationship with IBM

In April 2000 WSi announced that it had formed an alliance with IBM Canada Ltd. This partnership with IBM allows WSi to take on projects of virtually unlimited scope and significantly accelerate their early stage development. IBM submits business plans to WSi's business development program and provides hardware, software and services to selected start up projects. WSi has access to IBM's Industry Solutions Lab, and is registered in IBM's Service Provider Business Partner Program.

"WSi provides innovative Internet business development services by building, managing and marketing online companies"

BUSINESSES IN DEVELOPMENT

DNSMedia.com - 100% owned

A full-service digital solutions company that provides network solutions to clients, DNSMedia makes the web move faster and gives the customer's presentation an interactive and visually compelling presence. Services include streaming media production and broadband delivery, video-on-demand, web design interactivity, audio and video slide presentations, animation and flash, e-commerce and online marketing.

DNSMedia has developed the production and streaming infrastructure for the Los Angeles Film School and Hollywood Broadcasting, both located in Los Angeles, California.

DNSMedia is a Nevada corporation which maintains a business office in Los Angeles.

StockSecrets.com - 100% owned

StockSecrets.com is a financial portal targeting both investors and those interested in financial markets, small cap companies and trends that affect financial investments. Currently the site offers daily content, real-time stock quotations and links to other related sites. A beta version of the new website was launched in September, 2000.

Revenue for StockSecrets is derived from the sale of opt-in email campaigns in addition to the sale of audio, text and video streaming corporate profiles, and banner advertising. Cross selling between this portal and InvestmentWorldNews.com provides added value for its clients.

StockSecrets.com is owned and operated by a private British Columbia corporation, Stock Secrets Enterprises Ltd., which is wholly owned by WSi.

Investment World News - 100% owned

Investment World News is a quarterly, four-color magazine that is produced by StockSecrets.com and distributed through business publications in the US and Canada. It targets small cap companies and provides advertising opportunities to attract investors. The publication generates traffic to a companion web site (InvestmentWorldNews.com), thus providing leads for advertisers and building Stocksecrets' opt-in database.

During the next year, Investment World News will focus on developing brand awareness and recognition in the financial community. Revenues are derived from payments by corporations profiled in the magazine and from other advertisements. The costs of producing the magazine are fully covered by revenue received and content is provided by the clients.

iaNett.com

iaNett.com is a software development firm specializing in search engine technology. The company has developed a search engine that it considers superior to its competition, both in terms of performance and price. The software can be easily and usefully adopted by any website. The iaNett.com website and assets are owned and operated by IaNett.com Internet Technologies Ltd., a private company incorporated in British Columbia and currently 50.1% owned by WSi. Under the terms of the acquisition agreement, WSi's interest will reduce to 45% by the end of fiscal year 2001.

Moving forward, iaNett will identify a viable market for its product and develop a supporting sales and marketing plan.

EARLY STAGE DEVELOPMENT PROJECTS

DiamondReplacement.com

DiamondReplacement.com is designed to become the leading online supplier of replacement diamonds and jewelry in both the business and consumer marketplace.

In April, 2000, WSi signed an agreement to launch this Internet business through a strategic alliance with RG Diamonds Inc., of Chicago, Illinois. WSi will earn a 50% interest in the newly formed company by contributing its website design and development services.

YourRestaurantHelp.com

YourRestaurantHelp.com is an online resource for restaurant owners and is designed to help the restaurant operator meet the daily challenges of the restaurant business. The site provides a venue for staff hiring, the purchase and sale of restaurant equipment and products, and a place to advertise the sale of restaurant businesses themselves.

YourRestaurantHelp.com is owned and operated by Restaurant-Help.com, Inc., a private company incorporated under the laws of the State of Illinois. WSi currently has a 25% interest in this company, which it earned by providing development services.

YourWineStore.com - 100% owned

YourWineStore.com is an informational web site with a comprehensive listing of wineries available online, and was designed to provide information for wine-loving consumers. Any other wine-related site is able to co-brand their site with YourWineStore.com.

Healthcreator.com - 90% owned

Heathcreator.com is a database-driven health and wellness web site. An integrated assessment system uncovers the health and fitness goals of subscribers and provides them with a free daily health regimen personalized to their current lifestyles. The daily health and fitness plans are presented as a personal page offering a daily meal plan, exercise plan, supplement plan, as well as goal setting and results tracking to keep subscribers motivated to reach their goals.

The Healthcreator.com site is available to any other health-related website at no charge as a co-branding opportunity.

This business has been developed to a functional stage and now requires an infusion of approximately $2 million in order to effectively market it. WSi is seeking an investment partner to provide financing for this property.

The database engine that is the backbone of the Healthcreator.com site may be utilized in a wide variety of applications. It may be possible to generate additional revenues by selling the database engine to other companies.

INVESTMENTS IN BUSINESSES NOT MANAGED BY WSi

Ariel Wireless Technologies, Inc.

WSi holds a 40% interest in Ariel Wireless Technologies Inc. On June 1, 2000, Petra Resource Corp., a CDNX listed company, announced an agreement to acquire all of the issued shares of Ariel in exchange for 6,000,000 shares of Petra, subject to regulatory approval. Upon completion of the acquisition, WSi will be issued 2,400,000 shares of Petra and Theo Sanidas, President and CEO of WSi will become a director of Petra.

Ariel is in the wireless communications hardware and software business. This investment complements the Company's interest in broadband, rich media and convergence technologies. On August 21, 2000, Ariel changed its name to Alphastream Wireless Inc.

eReservation Systems Inc.

On June 23, 2000, WSi announced the formation of a business alliance with eReservation Systems Inc. whereby WSi will facilitate eReservation going public through its acquisition by Techgroup Ventures Inc., a CDNX capital pool company. WSi will be issued 642,000 shares of Techgroup as a finder's fee. The business of eReservation is the development of a website to provide commercial services to the travel and leisure industry focusing on electronic transaction fee processing and on-line reservation services for golf courses and resorts throughout the world.

Nerve Media Corporation

In March, 2000, the Company acquired a 12% interest (6,818 shares) of Nerve Media Corporation ("Nerve"). Nerve designs multimedia marketing campaigns. Nerve is currently trying to raise additional capital to continue operations. The realization of this investment is dependent on their success in this endeavour.

FlashCandy.com

WSi owns 25% of this company, which it earned through the provision of web development services. Flashcandy.com is a content-driven web business based on a viral marketing concept. It spreads its message by having users send animated online greeting cards to people they want to connect with and encouraging the recipient to do the same. Each time someone "uses" the site they are providing a marketing service to FlashCandy. Revenue is generated from advertising opportunities on the site and on the cards, as well as in the accumulation of opt-in names that represent a valuable asset and opportunity for additional revenue streams.

Current plans are to work with the majority owner to continue to add value to the business and complete the proof of concept process. During the next fiscal year, WSi plans to either sell its interest to the majority shareholder or assist with the process of taking the company public.

HollywoodBroadcasting.com, Inc.

On June 30, 2000, the Company acquired a nominal interest of HollywoodBroadcasting.com, Inc. ("HBC"). HBC is in the business of creating, producing and distributing original content for the web by streaming video. The Company has been providing web services to HBC.

Southport Capital Corp.

WSi has recently entered into an agreement with a CDNX capital pool company, Southport Capital Corp., under which WSi will receive 600,000 shares of Southport as a finder's fee in consideration of WSi introducing Active Ortho Research & Development Inc. to Southport. All of the shares and business of Active Ortho will be acquired by Southport as its qualifying transaction, subject to the approval of CDNX and the Southport shareholders.

DIRECTORS

Theo Sanidas - President and
Chief Executive Officer. Mr. Sanidas is the President, Chief Executive Officer and Director of the Company. Mr. Sanidas has a diploma in Marketing Management and International Business. He also holds a Bachelor of Business Administration Degree.

Mr. Sanidas has been an executive in the marketing and technology sectors for over 14 years. In 1990, he founded a direct marketing and database company (Western Shores Direct Marketing Group Inc.) which was subsequently acquired by the Company and now forms one of WSi's core divisions

Mr. Sanidas is the entrepreneurial driving force behind WSi and the architect of the Company's current structure. He is extremely active in the North American business community and constantly seeks new opportunities for WSi.

Mike Donald - has been a Director of WSi since November 4, 1999. Mr. Donald has been Chairman and CEO of Concord National Inc., one of Canada's most successful food brokerage firms, since 1999. Prior to that, Mr. Donald was President and CEO of Concord Sales Ltd. since 1987. Mike Donald is co-founder of HomeGrocer.com, a neighborhood grocery shopping and delivery service available over the Internet which is the fastest growing online grocer in the United States. Mr. Donald is also Chairman of the executive board of the Canadian Food Brokers Association and an active member of the World Entrepreneurs Organization, an extension of the Young Entrepreneurs Organization.

Marcus New - founded Stockgroup.com in 1995 and developed its website as a news and information site for small and microcap stocks, providing analysis and information. Stockgroup.com currently employs more than 80 staff in offices located in Vancouver, Toronto, Calgary, San Francisco, and New York. Mr. New is also a director of Investrend Inc., the "for profit" company for the Investor Research Institute headquartered in New York. Previously, Mr. New was the Vice President of Ancan Public Relations Group.

OFFICERS

Bryan Kanarens - has been the Vice President and General Manager of WSi and its predecessor, Western Shores, since April 1996. From February 1991 to February 1996, he was the Director of Thompson & Associates, a direct marketing agency in Toronto.

From August 1981 to January 1991, Mr. Kanarens worked for American Express, where he was General Manager of the Expressly Yours Merchandising business, a card member incentive and merchandising program. Prior to this he worked for a management consulting company in California.

John York - has been the Chief Financial Officer of WSi since December 31, 1999. From May 1999 to December 1999, Mr. York was self-employed as a Chartered Accountant. From December 1995 to May 1999, Mr. York was the Chief Financial Officer of Battlefield Minerals Corporation located in Vancouver, British Columbia. From early 1994 to November 1995, Mr. York was the Chief Financial Officer of Zamora Gold Corp. located in Vancouver, British Columbia.

Lance Morginn - has been WSi's Vice President of Technology since December 1, 1999. Mr. Morginn has also been President of MediaNet Solutions Inc., a subsidiary of the Company. Mr. Morginn has been a director of Safe ID Corp. since September 1999. From May 17, 1996 to January 1998, Mr. Morginn was a director of Planet City, and from January 1996 to August 1998, he was the President of Planet City Graphics. Prior to that, from November 1995 to January 1996, Mr. Morginn was the President of WebWorks Multimedia.

James L. Harris - is the Secretary of WSi Interactive Corporation. He is a member of the law firm Watson Goepel Maledy of Vancouver, BC, and is a British Columbia lawyer specializing in securities and corporate law. His clients include companies listed on the Canadian Venture Exchange, The Toronto Stock Exchange, and trading on the OTCBB in the United States.

Management's Discussion and Analysis

The following discussion and analysis should be read in conjunction with the audited consolidated financial statements of the Corporation for the year ended June 30, 2000 and the six months ended June 30, 1999.

OVERVIEW

On June 30, 1999, the Company acquired all the shares of the WSi Group consisting of three subsidiary companies: Western Shores Direct Marketing Group Inc., MediaNet Solutions Inc. and TargetPacks Enterprises Corp. These core businesses continue to form the basis of the Company's activities, although in March 2000 the corporate entities were dissolved and the businesses were continued as divisions of the Company. Until June 30, 1999, WSi itself was a publicly traded company known as JSS Resources Inc. but was inactive, therefore the results to June 1999 in the attached financial statements are not comparable to the year ended June 30, 2000.

During the year ended June 30, 2000 the Company pursued its goal of developing competencies suited to the development of Internet businesses. The integrated marketing skills of WSi combine the many years of direct marketing experience of Western Shores with TargetPacks' Internet marketing skills. MediaNet Solutions supplies the web development services and hosting services. WSi has also facilitated the development of Internet businesses by providing a combination of development services for cash and/or equity investments. The future success of such businesses should be reflected in the Company's results in the coming years.

OPERATING RESULTS

During the year ended June 30, 2000, the Company had an operating loss of $1.8 million, or $0.05 per share after amortization of capital assets. Although revenue was close to the expected level for the year, costs increased dramatically as the Company grew during the year from less than 20 to over 80 personnel. This explosive growth during WSi's first year of its combined businesses was a challenge to manage. The Company has since stabilized its workforce at the level of approximately 65 people, which is considered closer to a realistic level based on the current activity. In the future, where appropriate, growth will be managed by subcontracting services until an ongoing permanent need is established, at which time additional employees will be hired. This will efficiently manage the Company's forecasted growth and contain the associated overhead costs. During the year, the Company opened three new offices to develop its business. After a trial period in both Toronto and Seattle, those offices were closed to reduce the overhead costs. The Company will focus on the local markets from its existing locations in Vancouver and Los Angeles. In the near future, the Company plans to service the Toronto market from Vancouver, but does not rule out creating a permanent presence if the level of business makes economic sense. The Company's business in Los Angeles is operated under the name of DNSMedia.com, Inc., which is a wholly owned subsidiary and a full service media streaming company. The business showed initial rapid growth but now has only two employees who largely service the needs of two clients. However, other staff located in Vancouver assist with DNSMedia's activities. WSi is reviewing how this business will be developed, but is convinced there is a good market for its services. The lower labour costs for Canadian staff (due to the value of the Canadian dollar) should enable the Company to compete effectively in the US market.

The Company's revenues and direct costs for the year can be broken down as follows:
$000's	Integrated Marketing	Web Services	Other	Total
Revenue	$3734	1824	$449	$6007
Direct Costs
Labour	$248	$944	$128	$1320
Materials/Services	$1609	$246	$206	$2061
Other	$20	$5		$25
Total Direct Costs	$1877	1195	$334	$3406
Gross Margin (Revenue minus Total Direct Costs)	$1857	$629	$115	$2601

The gross margin on Integrated Marketing is being affected by a contract for the sale of database information for $1.4 million, which carried no cost on the Company's books. One other contract accounted for $1,283,000 of Integrated Marketing revenue during the year. It is not known if these contracts will be repeated in the future; however, it is anticipated that new business can replace the revenue. During the summer of 2000, the Company has revamped and increased its sales effort. Sales personnel have increased from 3 full-time and 4 part-time in 1999 to 10 full-time and are very focused on selling the core business services. Web services revenue includes $769,000 of services, largely from web site development, which have been paid by taking an equity stake in the businesses concerned. This model for assisting Internet companies to develop will likely continue during the next year.

WSi will focus on transactions where a large part of the services rendered by WSi will be paid in cash, at least covering the direct and indirect costs. WSi will take equity for the balance.

General and Administrative Costs

General and administrative costs for fiscal 2000 were $3.5 million. These costs reflects the rapid growth of the Company during the year, the many deals that were accomplished and start-up costs after the businesses were brought into the public entity in the second half of 1999. In summary, the costs for the past fiscal year were higher than predicted future costs, in spite of now having a much larger infrastructure and workforce than existed at the start of fiscal 2000.

LIQUIDITY AND CAPITAL RESOURCES

Cash reserves were reduced during the year from $1.7 million to $1.3 million. Private placement shares were issued to raise $1.8 million, stock purchase warrants were exercised to provide cash of $4.4 million and stock options were exercised to provide cash of $1.1 million. During the year, the primary cash use was to fund operations, including working capital, amounting to $3.9 million, made up of the net loss of $1.8 million, non-cash items and non-monetary exchanges of $1.3 million and an increase in working capital requirements of $0.8 million. In addition, major cash expenditures were as follows. Capital assets, being mainly computer hardware and software, were purchased for $1.5 million. This was largely to equip an enhanced web services production department and to develop (partially) the Company's state-of-the-art data centre. The major part of the data centre was funded through lease financing from IBM, with whom WSi has a formal alliance to develop Internet businesses. Investments in "partner" companies were made totaling $1.7 million, of which $0.8 million was through the provision of services and $0.2 was written off at the year end. In addition, development costs of $0.9 million were incurred on the Company's own Internet businesses. The Company anticipates that these investments will create earnings for shareholders in the coming years.

The Company's working capital position has decreased since June 30 2000 due to continuing losses. The Company does not expect to become profitable until the last quarter of fiscal 2001, therefore new capital is required. The drop in the Company's share price makes it less attractive for holders to exercise existing options and warrants, which was a significant source of funds during fiscal 2000, however options and warrants to purchase 2.1 million shares are exercisable and priced close to the current market and could provide over $0.9 million in cash. The Company is actively seeking new private placement funding.

RISKS AND UNCERTAINTIES

WSi's business model is based on the provision of a range of services for both Internet and conventional businesses. From these services the Company will not only create revenue, but will create increased shareholder value through the growth of partner companies in which WSi has invested.

A major risk facing the Company is keeping current with technology change as it operates in one of the most dynamic industries of the 21st century. The Internet business changes rapidly, as has been seen in the year under review, and revenue models that at one time seemed realistic, change almost overnight. Monitoring change is a constant priority. Management believes that its full range of services will provide not only protection from some of the technology risk, but will limit the risks of competition. Part of WSi's business is to invest in new, developing businesses. Any investment in companies at the early stages carries some risk and the likelihood is that some investments will not be successful. Conversely, when a partner business is successful the rewards can be high. The Company is limiting the risk of such investments by being highly selective and not financing the early stages from its own resources.

OUTLOOK

The Company is now firmly focused on the key area of sales, with a larger and better trained sales force, and also on the important objective of overhead cost containment and reduction. The Company has built the infrastructure to provide WSi's dedicated employees with the tools to execute the business plan and provide increased shareholder value in the new fiscal year.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The financial statements contained in this annual report have been prepared by management in accordance with generally accepted accounting principles in Canada and have been approved by the Board of Directors. The integrity and objectivity of these financial statements are the responsibility of management. In addition, management is responsible for all other information in the annual report and for ensuring that this information is consistent, where appropriate, with the information contained in the financial statements.

In support of this responsibility, management maintains a system of internal controls to provide reasonable assurance as to the reliability of financial information and the safe-guarding of assets. The financial statements include amounts which are based on the best estimates and judgments of management.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control and exercises this responsibility principally through the Audit Committee. The Audit Committee consists of two directors not involved in the daily operations of the Company, and the Chairman of the Board. The Audit Committee meets with management and meets independently with the external auditors to satisfy itself that management's responsibilities are properly discharged and to review the financial statements prior to their presentation to the Board of Directors for approval.

The external auditors, Bedford Curry & Co. Chartered Accountants, conduct an independent examination, in accordance with generally accepted auditing standards, and express their opinion on the financial statements. Their examination includes a review of the Company's system of internal controls and appropriate tests and procedures to provide reasonable assurance that the financial statements are, in all material respects, presented fairly in accordance with accounting principles generally accepted in Canada. The external auditors have free and full access to the Audit Committee with respect to their findings concerning the fairness of financial reporting and the adequacy of internal controls.

Theo Sanidas
President, CEO

John York
Chief Financial Officer

AUDITORS' REPORT

To the Shareholders of WSi Interactive Corporation

We have audited the consolidated balance sheets of WSi Interactive Corporation as at June 30, 2000 and 1999 and the consolidated statements of earnings and deficit and cash flows for the year ended June 30, 2000 and for the six months ended June 30, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at June 30, 2000 and 1999 and the results of its operations and cash flows for the periods then ended in accordance with generally accepted accounting principles in Canada. As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a consistent basis.

BEDFORD CURRY & CO.
CHARTERED ACCOUNTANTS
Vancouver, British Columbia, Canada
September 28, 2000

CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
Year ended June 30, 2000 and six months ended June 30, 1999
	2000 (12 Months)	1999 (6 Months)

REVENUE [Note 13]	$6,007,375	-
EXPENSES
Direct costs	3,405,916	-
General and administrative	3,492,317	74,579
Amortization of capital assets	702,125	-

	7,600,358	74,579

Net loss before other items	(1,592,983)	(74,579)
OTHER ITEMS
Write-off of license costs [Note 10]	(217,800)	-
Write-off of goodwill	-	(36,341)

NET LOSS	(1,810,783)	(110,920)

Deficit, beginning of period [Note 1]	(22,823,995)	(22,713,075)

DEFICIT, end of period	$(24,634,778)	(22,823,995)

LOSS PER SHARE	$(0.05)	(0.00)

CONSOLIDATED BALANCE SHEETS
June 30, 2000 and 1999
	2000	1999

ASSETS
Current
Cash and cash equivalents	$1,313,692	1,706,824
Accounts receivable	2,364,938	300,532
Loans receivable [Note 3]	350,000	-
Prepaid expenses	198,073	45,956

	4,226,703	2,053,312

Capital assets [NOTE 4]	2,517,852	217,586
Investments [NOTE 5]	1,507,274	-
Deferred development costs [Note 6]	908,371	-

	$9,160,200	2,270,898

LIABILITIES
Current
Accounts payable and accrued expenses	$1,646,752	257,941
Current portion of obligation under capital leases [NOTE 7]	18,422	-

	1,665,174	257,941

Obligation under capital leases [Note 7]	50,156	-
Amounts due to shareholder	-	60,835

	1,715,330	318,776

SHAREHOLDERS' EQUITY
Share capital [Note 8]	32,079,648	22,779,187
Share subscriptions	-	1,996,930
Deficit	(24,634,778)	(22,823,995)

	7,444,870	1,952,122

	$9,160,200	2,270,898
APPROVED ON BEHALF OF THE BOARD:
"Theo Sanidas" Director "Mike Donald" Director

CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended June 30, 2000 and six months ended June 30, 1999
	2000 (12 months)	1999 (6 months)

OPERATIONS
Net loss	$(1,810,783)	(110,920)
Add (deduct) items not involving cash
Amortization of capital assets	702,125	-
Write-off of license costs	217,800	-
Write-off of goodwill	-	36,341
Non-monetary exchanges [Note 13]	(2,228,625)	-

	(3,119,483)	(74,579)
Net changes in non-cash working capital items:
Increase in accounts receivable	(2,064,406)	(207,275)
Increase in accounts payable	1,388,811	5,039
Increase in prepaid expenses and deposits	(152,117)	-

	(3,947,195)	(276,815)

FINANCING
Issuance of share capital	7,303,531	5,000
Increase in obligations under capital leases	68,578	-
Share subscriptions, net of issuance costs	-	1,996,930
Decrease in amounts due to shareholder	(60,835)	-

	7,311,274	2,001,930

INVESTING
Purchase of capital assets	(1,543,491)	-
Purchase of investments	(955,349)	-
Increase in deferred development costs	(908,371)	-
Increase in loans receivable	(350,000)	-
Acquisition of subsidiaries, net of bank indebtedness	-	(32,808)

	(3,757,211)	(32,808)

Increase (decrease) in cash	(393,132)	1,692,307

Cash and cash equivalents, beginning of period	1,706,824	14,517

CASH AND CASH EQUIVALENTS, end of period	$1,313,692	1,706,824

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended June 30, 2000 and six months ended June 30, 1999

1. NATURE OF OPERATIONS AND GOING CONCERN

WSi Interactive Corporation (the "Company"), incorporated in British Columbia, Canada, has shares listed on the Canadian Venture Exchange (previously on the Vancouver Stock Exchange) and on the OTC Bulletin Board in the United States. Subsequent to the year end the Company obtained a listing on the third segment of the Frankfurt Stock Exchange.

The Company is primarily engaged in the business of providing integrated marketing, web services and business development services to both internet and traditional businesses.

In June, 1999 the Company completed a reorganization which included changing its name from JSS Resources Inc. and changing its fiscal year from December 31 to June 30. It then acquired 100% of the shares of W.S.I. Management Group Inc. ("Management") pursuant to the transfer from existing shareholders of 15,000,000 common shares of the Company to the shareholders of Management, cash consideration of $40 and a finders fee of 150,000 common shares. Management owned all the issued and outstanding shares of Western Shores Direct Marketing Group Inc., MediaNet Solutions Inc. and Targetpacks Enterprises Corp. The acquisitions were accounted for using the purchase method of accounting and goodwill of $36,341 was written off as the amount was considered immaterial and not indicative of its economic value.

Prior to the acquisition of Management the Company had incurred losses of $22,713,075 for the period from incorporation to June 30, 1999 from previous business operations.

These consolidated financial statements have been prepared on the going concern basis. The Company's ability to continue its operations and to realize assets at their carrying values is dependent upon the continued support of its shareholders, obtaining additional financing and generating revenues sufficient to cover its operating costs in an industry characterized by rapid technological change. There is no assurance that the Company will be successful in achieving any or all of these objectives over the coming year and, accordingly, it is possible that the company will be unable to continue as a going concern.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and basis of accounting - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, D.N.S. Media.com Inc. and Stock Secrets Enterprises Ltd.

As at June 30, 1999, the Company's accounts included the wholly owned subsidiaries, W.S.I. Management Group Inc., Western Shores Direct Marketing Group Inc., Targetpacks Enterprises Corporation and MediaNet Solutions Inc. In March of 2000, these subsidiaries were wound up under the Company Act (British Columbia) and continue to operate as divisions of the Company.

The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada.

Cash and cash equivalents - The Company considers deposits in bank and short term investments with original maturities of three months or less to be cash equivalents.

Capital assets -   Capital assets are recorded at cost less accumulated amortization. Amortization is provided over the estimated useful lives of the assets using the following basis and annual rates:

Asset	Basis	Rate

Computer software	Straight-line	33% - 100%
Computer hardware	Straight-line	33
Office equipment, furniture and fixtures	Declining balance	20% - 30%
Automotive	Declining balance	30
Leasehold improvements	Straight-line	Over the term of the lease and one renewal period
One half of the above rates are used in the year of acquisition.

Investments -  The Company makes investments in technology businesses. Such investments, where the Company does not exert significant influence, have been accounted for under the cost method whereby the investments are carried at cost. When, in the opinion of management, the cost of an investment is permanently impaired, the investment is written down to recognize the loss. Where the Company does exert significant influence, investments are accounted for under the equity method. Where the Company's initial investment is more than 20% but where plans are in place for the investee to issue additional securities that will dilute the ownership investment below 20%, such investments are accounted for using the cost method.

Development costs -   Development costs are expensed as incurred unless a product meets generally accepted deferral criteria in accordance with generally accepted accounting principles. The development costs consists primarily of labour costs incurred in developing the Company's web businesses. Development costs are amortized at the point that the product is available to the market and over its estimated useful life.

Foreign currency translation and transactions -   The Company's consolidated financial statements are expressed in Canadian dollars. Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the prevailing rates of exchange at the balance sheet date. Non monetary assets and liabilities are translated at historic exchange rates. Revenues and expenses are translated into Canadian dollars at the rates of exchange in effect at the related transaction dates. Exchange gains and losses arising from translation of foreign currency items are included in the determination of net income.

Use of estimates in the preparation of financial statements -   The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the period. Actual results could differ from those estimates.

Revenue recognition -  Revenue predominantly results from service related activities. Services can be on a time and materials basis or a fixed fee basis. For fixed fee contracts, revenue is recognized on a percentage of completion basis. For contracts that are on a time and materials basis, revenue is recognized as the services are performed. Provisions for estimated losses on contracts, if any, are recorded when identifiable.

Stock based compensation -  The Company has a stock based compensation plan, which is described in note 8. No compensation expense is recognized for this plan when stock or stock options are issued to employees. Any consideration paid by employees in exercise of stock options or purchase of stock is credited to share capital.

Income taxes -  Future income taxes relate to the expected future tax consequences of differences between the carrying amount of balance sheet items and their corresponding tax values. Future income tax assets, if any, are recognized only to the extent that, in the opinion of management, it is more likely than not that future income tax assets will be realized. Future income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates at the date of enactment or substantive enactment.

Statement of cash flows -  The Company has adopted the indirect method of reporting cash flows, under which the net cash flow from operations is reported by adjusting net income for the effects of non cash items and changes in non cash working capital balances.

3. LOANS RECEIVABLE

Loans receivable includes a loan to E.R.S.S. Equity Retirement Savings Systems Corp. in the amount of $200,000. The amount is due on demand and bears interest at prime plus 1%.

Other loans aggregating $150,000 are due on demand and bear interest at rates from 0% to prime plus 3%.

4. CAPITAL ASSETS

		Accumulated	Net Book Value
	Cost	Depreciation	2000	1999

Computer software [Note 13]	$1,791,406	475,250	1,316,156	61,095
Computer hardware	1,232,035	200,975	1,031,060	24,743
Office equipment, furniture and fixtures	146,612	21,700	124,912	131,748
Leasehold improvements	29,524	1,100	28,424	-
Automotive	20,400	3,100	17,300	-

	$3,219,977	702,125	2,517,852	217,586

Included in the June 30, 2000 amounts is computer hardware under capital leases, having a cost of $77,804 (1999 - nil) and accumulated amortization of $11,670 (1999 - nil).

No depreciation was taken during the six months ended June 30, 1999 as the assets were all acquired on that date.

5. INVESTMENTS

2000

Restaurant-Help.com, Inc.	$364,725
Nerve Media Corporation	363,000
FlashCandy.com, Inc.	255,000
HollywoodBroadcasting.com, Inc.	150,000
Digital Video Display Technology Corp.	108,000
Ariel Wireless Technologies Inc.	100,000
Other	166,549

$1,507,274

There were no investments as at June 30, 1999.

Restaurant-Help.com, Inc. - On November 26, 1999 the Company entered into a Letter of Intent to acquire a 25% (25,000 shares) interest in Restaurant-Help.com, Inc. ("Restaurant"). In consideration for its interest the Company provided services to build, manage and market the business of Restaurant-Help.com. The services had a fair value of US $250,000. Restaurant provides a resource web site for restaurants and employees in the restaurant business.

Nerve Media Corporation - On March 20, 2000 the Company paid US $250,000 for a 12% interest (6,818 shares) of Nerve Media Corporation ("Nerve"). Nerve designs multimedia marketing campaigns. Nerve is currently trying to raise new capital to continue operations. The realization of this investment is dependent on their success in this endeavour.

FlashCandy.com - On January 1, 2000 the Company entered into an agreement to acquire a 25% interest in FlashCandy.com, Inc. ("FlashCandy"). In consideration for its interest the Company provided web development services with a fair value of $255,000 to FlashCandy. FlashCandy.com is in the business of developing a greeting card web site.

HollywoodBroadcasting.com, Inc. - On June 30, 2000 the Company paid $150,000 for 166,667 shares, a nominal interest, of HollywoodBroadcasting.com, Inc. ("HBC"). HBC is in the business of creating, producing and distributing original entertainment for the web by streaming video. The Company has been providing web services to HBC.

Digital Video Display Technology Corp. - On January 20, 2000 the Company acquired 75,000 common shares, a nominal interest, of Digital Video Display Technology Corp. ("DVDT"). In consideration for its interest the Company provided Internet services with a fair value of $108,000. The shares are restricted from trading for one year from the date of issuance. DVDT shares trade on the OTC Bulletin Board in the United States. As of June 30, 2000 they had a value of $68,250

Ariel Wireless Technologies, Inc. - On May 8, 2000 the Company acquired a 40% (66 shares) interest in Ariel Wireless Technologies, Inc. ("Ariel") for a cash payment of $100,000. Ariel is in the wireless communications hardware and software business. The investment complements the Company's interest in broadband, rich media and convergence technologies. On August 21, 2000 Ariel changed its name to Alphastream Wireless Inc.

6. DEFERRED DEVELOPMENT COSTS

Deferred costs, beginning of period	$-
Add: Labour cost	627,338
Domain name - Stocksecrets.com	187,500
Other costs	93,533

Deferred costs, end of period	$908,371

The Company has the following web businesses in development:

Stocksecrets.com	$325,577
HealthCreator.com	188,431
Targetpacks.com	161,086
Yourwinestore.com	152,341
Shellco.com	61,529
Other	19,407

$908,371

During the year ended June 30, 2000, there was no amortization charged to operations on deferred development costs.

7. OBLIGATIONS UNDER CAPITAL LEASES

The Company has financed certain office equipment and computer hardware by entering into capital lease arrangements.

Future minimum lease payments of the capital leases for the fiscal years ending June 30 are as follows:

2001	$26,458
2002	26,458
2003	26,458
2004	7,362

Total minimum capital lease payments	86,736
Less imputed interest at rates averaging 12%	(18,158)

Present value of capital lease payments	68,578
Less current portion	(18,422)

$50,156

8. SHARE CAPITAL

The Company has authorized share capital of 100,000,000 common shares without par value and 20,000,000 preferred shares with a par value of $0.001 per share. The issued share capital consists of common shares as follows:

	2000		1999
	Number	Amount	Number	Amount

Balance, beginning of period	31,203,447	$22,779,187	31,020,114	$22,717,187
Shares issued for cash:
Special warrants	5,250,000	1,996,930	-	-
Finder's fee	-	-	150,000	57,000
Warrants	5,337,334	4,367,057	33,333	5,000
Private placement	3,031,000	1,800,130	-	-
Stock options	2,770,397	1,125,320	-	-
Performance shares	3,000,000	30,000	-	-
Shares issued for other consideration:
Finder's fee	50,000	-	-	-
Cash share issuance costs	-	(18,976)	-	-

Balance, end of period	50,642,178	$32,079,648	31,203,447	$22,779,187

Escrow Shares -  There are 3,112,500 (1999: 112,500) shares held in escrow subject to release only with regulatory approval.

Warrants - The Company has stock purchase warrants outstanding as follows:

Exercise Price		Outstanding June 30, 1999	Granted	Exercised	Outstanding June, 2000	Expiry date

	$0.17	500,334	-	(500,334)	-	June 18, 2000
(a)	$1.00/$1.15	-	5,250,000	(3,912,000)	1,338,000	September 30, 2000
(b)	$0.40/$0.46	-	1,250,000	(925,000)	325,000	November 26, 2001
	$0.91	-	1,781,000	-	1,781,000	June 2, 2002

		500,334	8,281,000	(5,337,334)	3,444,000	June 2, 2002

(a) On June 20, 2000, the terms of the warrants were amended commencing July 1, 2000 to extend the expiry date from June 30, 2000 to September 30, 2000 and to increase the exercise price from $1.00 to $1.15.

(b) The exercise price of the warrants prior to November 30, 2000 is $0.40. The exercise price after December 1, 2000 is $0.46.

Stock Option Plan -   On May 18, 1999 and by amendment dated June 25, 1999, the Company established a stock option plan for employees, directors and consultants, reserving a total of 7,200,000 shares. Under the plan, the exercise price of each option equals the market price of the Company's stock on the last business day prior to the date of the grant. An option's maximum term is five years from the date of the grant. Options granted vest at various dates ranging from the date of grant to the end of the eighteenth month from the date of grant.

A summary of the change in the Company's stock options plan for the year ended June 30, 2000 is presented below.

	Options	Weighted Average Exercise Price

Outstanding, beginning of year		$-
Granted	7,265,000	0.46
Exercised	(2,770,397)	0.41
Cancelled or expired	(785,334)	0.63

Outstanding, end of year	3,709,269	$0.47

The following table summarizes the information about stock options outstanding and exercisable at June 30, 2000:

Options Outstanding			Options Exercisable

Exercise Price Per Share	Number Outstanding at June 30, 2000	Expiry Date	Exercisable at June 30, 2000	Weighted Average Exercise Price

$0.50	1,738,735	July 12,2004	1,063,734
$0.35	1,175,000	July 30, 2004	450,000
$0.35	296,734	November 8, 2000	116,734
$0.52	315,400	December 21, 2004	114,500
$1.45	13,400	January 26, 2005	3,400
$1.10	170,000	June 8, 2005	33,333

	3,709,269		1,781,701	$0.47

9. RELATED PARTY TRANSACTIONS

Accounts receivable includes amounts due from an officer and a director of the Company of $185,446, which was repaid after the year end (1999-nil).

The Company entered into the following related party transactions with individuals or companies that were controlled by directors or by officers of the Company.

a)	Legal fees of $199,721 (1999 - $48,472) were paid to a director of the Company;
b)	Management fees of $162,465 were paid to an officer and director of the Company;
c)	Consulting fees of $45,000 were paid to a director of the Company;
d)	A business was acquired from a partnership, of which a partner was an officer of the Company, for consideration of $20,134; and
e)	An automobile was purchased from a director and officer of the company for $20,400.

10. WRITE OFF OF LICENSE COSTS

On March 10, 2000 the Company entered into 6 letters of intent with Global Communications, Inc. ("Global"). The letters of intent gave the Company the right to purchase the exclusive marketing rights of Global products and certain communication capabilities and information services for the licensed areas. In consideration for entering into the agreements the Company paid non-refundable fees aggregating US $150,000. Due to a dispute between Global and the Company, management has decided not to pursue the licensing agreement and the fees were written-off. The Company is evaluating its legal options in this matter.

11. INCOME TAXES

The company has non-capital losses for income tax purposes which may, subject to certain restrictions, be available to offset future taxable income or taxes payable. No benefit in respect of the future application of these losses has been recognized in the financial statements. The tax losses expire as follows:

2001	$291,000
2002	$775,000
2003	$493,000
2005	$290,000
2006	$160,000
2007	$3,115,000

The Company also has $19,765,101 in capital losses which are available to be applied against future capital gains without time limit.

12. COMMITMENTS

The Company is committed to minimum annual lease payments under various operating leases for certain office premises and equipment rentals.

Minimum annual lease payments for the fiscal years ending June 30 are as follows:

2001	$635,136
2002	443,448
2003	56,776
2004	4,111

$1,139,471

13. NON-MONETARY EXCHANGES

During the year the Company acquired a restricted license to certain computer software source code and its underlying source code, for application in its marketing web services businesses. In exchange for the source code, the Company provided to the licensor certain of its custom data base information. The market value of the database and computer software source code was considered by the parties to be $1,458,900 and this amount is included in revenue and capital assets as the exchange amount of the transaction. In addition, the Company also provided various services in exchange for shares of certain companies in the amount of $769,725. This exchange is recorded at the fair market value of these services provided by the Company. Total non-monetary transactions amounted to $2,228,625 for the year ended June 30, 2000 (1999 - nil).

14. FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, accounts receivable, loans receivable, investments, accounts payable and accrued expenses and obligations under capital lease.

It is management's opinion that the Company is not exposed to significant interest, currency or credits risks on its financial instruments.

The fair values of cash and cash equivalents, accounts receivable, loans receivable and accounts payable and accrued expenses approximate their carrying amounts due to their relative short terms of maturity.

The fair value of investments in private companies is not readily determinable because these investments are not publicly traded. The fair value of investments in public companies is provided in Note 5.

The fair value of obligations under capital leases approximate their carrying value because the rates used reflect current rates charged for similar leases.

15. SEGMENTED INFORMATION

The Company has identified three separate operating segments:

  Integrated marketing -  This segment provides conventional and on line direct marketing services.

  Web services -  This segment provides high-end web development and advanced hosting services.

  Investment and other - This segment includes business development services, hardware sales and corporate costs.

June 30, 2000	Integrated Marketing	Web Services	Investment & Other	Consolidated

Revenue	$3,733,913	$1,823,954	$449,508	$6,007,375
Amortization of capital assets	217,439	484,686	-	702,125
Segment profit (loss)	843,294	(937,838)	(1,716,239)	(1,810,783)
Significant non-cash items	1,458,900	769,725	-	2,228,625
Capital asset additions	477,999	1,065,492	-	1,543,491
Total assets	4,681,211	2,670,465	1,808,524	9,160,200

Geographic segments - The Company derives a majority of its business and revenue from its segments in Canada.

16. CONTINGENCIES

A claim has been filed against the Company and its directors for damages of an unspecified amount in the Supreme Court of British Columbia, Canada. The claim alleges that the Company and its directors did not meet certain contractual obligations with respect to a reorganization of the Company in June, 1999. Management is of the opinion that the claim is without merit and plans to defend the action.

Management has been notified of a possible claim to be filed against it by Tech-Web Graphics Ltd. ("Tech"). Tech alleges that services of $77,077 were not paid for Web design services. Management is of the opinion that the claim is without merit.

17. SUBSEQUENT EVENTS

Stock options - Subsequent to the year end 175,067 stock options were exercised for proceeds of $66,226, and 39,200 options were cancelled. On September 5, 2000 542,500 stock options were granted at a price of $0.70 per share.

On July 14, 2000, subject to shareholder and Canadian Venture Exchange approval, the Company established a second stock option plan for employees, directors and consultants. A total of 5,000,000 shares are to be reserved under the second stock option plan. The terms are the same as the 1999 plan, except that the second plan requires a four-month hold period from the date the options are granted. Canadian Venture Exchange approval was received on August 14, 2000.

Warrants -Subsequent to the year-end 250,000 warrants were exercised for an aggregate consideration of $100,000.

BOARD OF DIRECTORS

Theo Sanidas
Director, President, Chief Executive Officer

Mike Donald
Director

Marcus New
Director

CORPORATE OFFICERS

Bryan Kanarens
Vice President and General Manager

John York
Chief Financial Officer

Lance Morginn
Vice President, Technology

James L. Harris
Corporate Counsel and Secretary

Registered Office
Suite 1700 - 1075 West Georgia Street
Vancouver, B.C.,
Canada V6E 3C9

CORPORATE OFFICE

WSi Interactive Corporation
Suite 200, 1200 West Pender Street
Vancouver, B.C.
Canada V6E 2S9
Telephone: (604) 681-4911

Investor Relations:
Toll Free: 1-888-388-4636
Fax: (604) 915-9078
Web site: www.ws-i.com
e-mail: info@ws-i.com

Stock Exchange Listings
Canadian Venture Exchange (CDNX): WIZ
OTC-BB (USA): WIZZF
Frankfurt Stock Exchange (Germany): WSJ

Registrar and Transfer Agent:
Computershare Investor Services Inc.
510 Burrard Street
Vancouver, B.C. ,
Canada V6C 3B9
Tel: (604) 661-9400
Fax: (604) 683-3694

Auditors:
Bedford Curry & Co.
Vancouver, B.C.

Legal Counsel:
Watson Goepel Maledy
Vancouver, B.C.